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Exhibit 99.1

                             (COMPANY LOGO OMITTED)

FIRST FINANCIAL
CORPORATION

ONE FIRST FINANCIAL PLAZA, TERRE HAUTE, INDIANA  47807  (812) 238-6000

For more information contact:  Michael Carty (812) 238-6264

                   First Financial Releases Financial Results

FOR IMMEDIATE RELEASE

         First Financial Corporation (NASDAQ: THFF) today announced the results of operations for the year and quarter ended December 31, 2003, reflecting net income of $26.5 million or $1.95 per share and $6.8 million or $.50 per share respectively.

         During the fourth quarter of 2002, the company received $3.9 million of life insurance proceeds, which increased earnings per share for the year and the fourth quarter of 2002 by $.29. As a result, the comparison of period-to-period earnings reflects a 7.5%, $2.1 million decrease in net income for the year and a 25.5%, $2.3 million decrease in net income for the quarter ended December 31, 2003. A comparison of net income adjusted for the 2002 life insurance proceeds reflects a $1.8 million, 7.2% increase in the year-over-year comparison and a $1.6 million, 29.8% increase in fourth quarter earnings.

         Increases in other non-interest income, primarily fee-related services and gains on the sale of mortgage loans, a $2 million decrease in the provision for loan and lease loss, and a reduction of other non-interest expenses amounting to $856 thousand more than offset the $3.7 million, 4.8% decrease in net interest income, which resulted from a slow economy and a low interest rate environment.

         For the fourth quarter of 2003 net income was $1.6 million or 29.8% higher than the same period in 2002 adjusted for the $3.9 million of life insurance proceeds. This increase was

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the result of increased non-interest income of $1.3 million and a $2.3 million decrease in the provision for loan losses.

         The 2003 fourth quarter reduction in the provision for loan losses was the result of satisfactory resolution of several under-performing commercial credits during the quarter. Loans past due ninety days or more decreased over $3 million and non-accrual loans were reduced by $2.4 million during the quarter. The total non-performing loans as a percent of total loans dropped from 1.27% at December 31, 2002 to .99% at the end of 2003. Net charge-offs for the year of $7.5 million equaled the $7.5 million provision for loan losses. At December 31, 2003, the allowance for loan and lease losses was 1.49% of total loans outstanding as compared to 1.48% the previous year end.

         "We're proud of our employees for their outstanding performance during difficult economic times," said First Financial Corporation Chairman Donald E. Smith. "Our success is a direct result of their dedication to customer satisfaction and convenience."


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                          FIRST FINANCIAL CORPORATION
         FOR THE QUARTER AND THE TWELVE MONTHS ENDING DECEMBER 31, 2003
              (Dollar amounts in thousands except per share data)

                                  12/31/03     12/31/02      CHANGE     % CHANGE
YEAR TO DATE INFORMATION:

Net Income                         $26,493      $28,640      ($2,147)    -7.50%
Earnings Per Average Share         $1.95        $2.10        ($0.15)     -7.14%
Return on Assets                   1.21%        1.30%        -0.09%      -6.92%
Return on Equity                   10.57%       12.01%       -1.44%      -11.99%
Net Interest Margin                4.02%        4.10%        -0.08%      -1.95%
Net Interest Income                $74,436      $78,176      ($3,740)    -4.78%
Non-Interest Income                $30,819      $30,468      $351        1.15%
Non-Interest Expense               $62,461      $63,317      ($856)      -1.35%
Loss Provision                     $7,455       $9,478       ($2,023)    -21.34%
Net Charge Offs                    $7,465       $8,253       ($788)      -9.55%
Efficiency Ratio                   56.00%       56.81%       -0.20%      -0.36%

QUARTER TO DATE INFORMATION:

Net Income                         $6,843       $9,189       ($2,346)    -25.53%
Earnings Per Average Share         $0.50        $0.67        ($0.17)     -25.37%
Return on Assets                   1.23%        1.66%        -0.43%      -25.90%
Return on Equity                   10.68%       15.27%       -4.59%      -30.06%
Net Interest Margin                4.08%        4.13%        -0.05%      -1.21%
Net Interest Income                $18,298      $19,337      ($1,039)    -5.37%
Non-Interest Income                $7,920       $10,571      ($2,651)    -25.08%
Non-Interest Expense               $16,085      $16,716      ($631)      -3.77%
Loss Provision                     $607         $2,857       ($2,250)    -78.75%
Net Charge Offs                    $2,106       $2,478       ($372)      -15.01%
Efficiency Ratio                   58.02%       59.98%       0.54%       0.94%

BALANCE SHEET:

Assets                             $2,223,057   $2,169,748   $53,309     2.46%
Deposits                           $1,479,347   $1,434,654   $44,693     3.12%
Loans                              $1,429,525   $1,432,564   ($3,039)    -0.21%
Shareholders' Equity               $255,279     $241,971     $13,308     5.50%
Book Value Per Share               $18.80       $17.77       $1.03       5.81%
Average Assets                     2,192,985    2,208,070    ($15,085)   -0.68%